NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on December 19, 2016, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on December 2, 2016 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The reorganization of Brookfield Mortgage Opportunity Income Fund Inc. into Brookfield Real Assets Income Fund Inc. became effective on December 2, 2016. Each share of common stock of Brookfield Mortgage Opportunity Income Fund Inc. was converted into 0.65664 common shares of Brookfield Real Assets Income Fund Inc. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on December 5, 2016.